Exhibit 23.4

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

As independent petroleum engineers, we hereby consent to the inclusion or incorporation by reference in this Registration Statement on Form S-3 (the “Registration Statement”) of information from our firm’s reserves report dated January 27, 2015 and February 12, 2015, entitled Estimates of Reserves and Future Revenue to the Breitburn Operating L.P. Interest in Certain Oil and Gas Properties located in the United States as of December 31, 2014, and Estimates of Reserves and Future Revenue to the Breitburn Operating L.P. Interest in Certain Oil and Gas Properties located in California, Florida, Texas, and Wyoming as of December 31, 2014, respectively, and all references to our firm included in or made part of the Registration Statement.

NETHERLAND, SEWELL & ASSOCIATES, INC.

/s/ J. Carter Henson
By:
J. Carter Henson, Jr., P.E.
Senior Vice President

Houston, Texas

May 19, 2015